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                                                                    EXHIBIT 99.1


AT EMAK WORLDWIDE, INC.:

MEDIA AND INVESTOR INQUIRIES:
Lisa Mueller
Director, Investor Relations
(323) 932-4034

FOR IMMEDIATE RELEASE
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                 EMAK WORLDWIDE ADOPTS STOCKHOLDER RIGHTS PLAN


         LOS ANGELES, March 15, 2006 - EMAK Worldwide, Inc. (Nasdaq: EMAK), a leading marketing services firm, today announced that its Board of Directors approved the adoption of a stockholder rights plan under which all stockholders of record as of March 26, 2006 will receive rights to purchase shares of a new series of preferred stock. The Rights Plan will expire unless stockholders approve its continuation at the Company's 2008 annual meeting.

         The Rights Plan is designed to enable all EMAK Worldwide stockholders to realize the full value of their investment and to provide for fair and equal treatment for all stockholders in the event that an unsolicited attempt is made to acquire EMAK Worldwide, and is intended as a means to guard against abusive takeover tactics.

         The Rights Plan requires the Board to call a special meeting of stockholders to consider the redemption of the Rights Plan if a third party commences an all-cash tender offer which meets certain criteria specified in the Rights Plan.

         The rights will be distributed as a non-taxable dividend. The rights will be exercisable only if a person or group acquires 10% or more of EMAK Worldwide's common stock or announces a tender offer for 10% or more of the common stock. If a person or group acquires 10% or more of EMAK Worldwide's common stock, all rights holders except the buyer will be entitled to acquire EMAK Worldwide's common stock at a discount. The intended effect will be to prevent acquisitions of more than 10% of EMAK Worldwide's common stock without first negotiating with the Board. Existing stockholders of EMAK Worldwide who currently own more than 10% of the common stock are exempted from



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EMAK Worldwide Announces Organizational Changes
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the terms of the Rights Plan unless and until any of them acquires additional shares of the common stock after March 15.

         The rights will trade with EMAK Worldwide's common stock, unless and until they are separated upon the occurrence of certain future events. The Board of Directors may terminate the Rights Plan or redeem the rights at any time prior to the time the rights are triggered. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all stockholders following the record date.

ABOUT EMAK WORLDWIDE

         EMAK Worldwide, Inc. is a leading global marketing services company based in Los Angeles, with offices in Chicago, New York, Ontario (CA), Frankfurt, London, Paris, The Netherlands, Hong Kong and Shanghai. The Company focuses on the design and execution of strategy-based marketing programs, with particular expertise in the areas of: strategic planning and research, entertainment marketing, design and manufacturing of custom promotional products, promotion, event marketing, collaborative marketing, and environmental branding. The Company's clients include Burger King Corporation, Frito-Lay, Kellogg's, Kohl's, Kraft, Macy's, Miller Brewing Company and Procter & Gamble, among others. More information about EMAK Worldwide is available on the Company's web site at www.emak.com.

         EMAK Worldwide, Inc. and its directors, including Barrie P. Berg, Howard D. Bland, Jeffrey S. Deutschman, James L. Holbrook, Jr., Daniel W. O'Connor, Alfred E. Osborne, Jr., and Stephen P. Robeck, may be deemed to be participants in the solicitation of proxies from stockholders of EMAK in connection with the election of directors at the 2006 annual meeting of stockholders. EMAK stockholders may obtain information regarding the identity of each participant and a description of each participant's direct or indirect interest in the solicitation from the proxy statement of EMAK that will be mailed to each stockholder of record on the record date prior to the 2006 annual meeting of stockholders.

         EMAK stockholders are strongly advised to read the proxy statement when it is available because it contains important information. EMAK stockholders may obtain a copy of the proxy statement and a white proxy card, and all other relevant documents, for free at the SEC's website at http://www.sec.gov or by contacting EMAK's proxy solicitors, Mackenzie Partners, Inc., at 1-800-322-2885 or (212) 929-5500 (collect) or by email at proxy@mackenziepartners.com.



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